EXHIBIT 10.28

AMENDMENT NO. 1 to EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1, dated as of June 18, 2010 (this “Amendment”), to the Executive Employment Agreement, dated as of January 1, 2008 (the “Agreement”), is made by and between Scivanta Medical Corporation, a Nevada corporation (the “Company”), and Thomas S. Gifford (the “Executive”).

WHEREAS, the Company and the Executive desire to modify the Agreement for the mutual benefit of both parties;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, undertakings and representations contained herein, and intending to be legally bound thereby, the Company and the Executive agree as follows:

4.  The modifications of the Agreement herein will be effective as of February 1, 2010 and will remain in effect for the duration of the Agreement unless further modified in writing by the parties hereto.

5.  The following new paragraph is hereby added at the end of Section 7 of the Agreement:

Effective February 1, 2010, the Company shall pay the Executive an annual base salary of $200,000.  The Company will increase the Executive’s annual base salary to the original $275,000 per annum upon raising sufficient capital that will provide the Company the ability to pay the original base salary of $275,000.

6.  Other than as specifically modified in this Amendment, all other terms, conditions and covenants of the Agreement shall remain in full force and effect as written.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of June 18, 2010.

SCIVANTA MEDICAL CORPORATION

By:	/s/ David R. LaVance
Name:	David R. LaVance
Title:	President and Chief Executive Officer

THOMAS S. GIFFORD

/s/ Thomas S. Gifford
Thomas S. Gifford